SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 2 to Form 8-K)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 1, 2004

Global Crossing Limited

(Exact Name of Registrant as Specified in Charter)

Bermuda

(State or Other Jurisdiction of Incorporation)

001-16201	98-0407042
(Commission File Number)	(I.R.S. Employer Identification No.)

Wessex House, 45 Reid Street Hamilton, Bermuda	HM12
(Address of Principal Executive Offices)	(Zip Code)

(441) 296-8600

(Registrant’s Telephone Number, Including Area Code)

EXPLANATORY NOTE

Global Crossing Limited (the “Company”) filed a Form 8-K on April 2, 2004 and a Form 8-K/A (Amendment No. 1 to Form 8-K) on April 7, 2004 relating to the change in the Company’s certifying accountant reflected in Item 4 below. This Amendment No. 2 to Form 8-K provides additional information regarding the timing of the change in certifying accountants and clarifies the dates covered by the statements in the original Form 8-K and Form 8-K/A regarding communications with our prior accountants and our new accountants.

Item 4. Changes in Registrant’s Certifying Accountant.

On December 9, 2003, the plan of reorganization of the Company’s predecessor became effective. At that time, a new Board of Directors was established for the Company. During the first quarter of 2004, the Board of Directors’ newly established audit committee initiated a process to select an independent auditor for the Company. At the conclusion of that process, on April 1, 2004 a decision was reached by the audit committee to engage Ernst & Young LLP (“Ernst & Young”) and to dismiss Grant Thornton LLP (“GT”) as the Company’s independent auditor for the year ending December 31, 2004, subject to the requirements of Bermuda corporate law.

Under Bermuda corporate law, the independent auditor may not be removed other than by the shareholders acting at a general meeting. Moreover, Bermuda corporate law provides that a new independent auditor may be appointed only by the shareholders acting at a general meeting, except in the event of a resignation of an existing auditor. Accordingly, in order to effectuate an orderly and expeditious transition pending the annual general meeting of shareholders in June 2004, the audit committee, acting with the support of Singapore Technologies Telemedia Pte Ltd (the Company’s controlling shareholder), requested GT to tender its resignation. GT accommodated this request and tendered its formal resignation on April 2, 2004. Prior to its formal resignation, in response to having been advised on March 26, 2004 by the Company’s Chief Financial Officer of the intent of the Company’s audit committee to change independent auditors, on March 31, 2004 GT provided the Securities and Exchange Commission with the required written notification that the auditor-client relationship between the Company and GT had ceased.

GT’s reports on the consolidated balance sheet of the Company and its subsidiaries as of December 31, 2003 and of the Company’s predecessor and its subsidiaries as of December 31, 2002, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity (deficit) and cash flows for the period from December 10, 2003 to December 31, 2003 (in the case of the Company) and for the period from January 1, 2003 to December 9, 2003 and the years ended December 31, 2002 and 2001 (in the case of the predecessor) (collectively, the “Audited Financial Statements”) did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. During the fiscal years ended December 31, 2002 and 2003 and through the date of GT’s formal resignation on April 2, 2004, there were no disagreements between the Company or its predecessor and GT on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which, if not resolved to the satisfaction of GT, would have caused GT to make reference to the matter in connection with its reports.

As previously disclosed in Item 14 of the Company’s predecessor’s 2002 annual report on Form 10-K and in Item 9A of the Company’s 2003 annual report on Form 10-K, GT identified to the Company’s audit committee and management certain internal control deficiencies that GT considered to be “significant deficiencies” that, in the aggregate, constituted “material weaknesses” under standards established by the American Institute of Certified Public Accountants. In each case, GT further advised the audit committee that these internal control deficiencies did not affect GT’s unqualified report on the Audited Financial Statements.

During the fiscal years ended December 31, 2002 and 2003 and through the date of the engagement of Ernst & Young on April 2, 2004, none of the Company, the Company’s predecessor or anyone acting on either’s behalf consulted Ernst & Young regarding any matter described in Item 304(a)(2)(i) or (ii) of Regulation S-K of the Commission.

The Company provided GT with a copy of the above statements and requested GT to furnish a letter addressed to the Commission stating whether GT agrees with the above statements and, if not, stating the respects in which it does not agree. A copy of GT’s letter is attached as Exhibit 16 to this Form 8-K/A.

Item 7. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description of Exhibit
16	Letter from Grant Thornton LLP to the Securities and Exchange Commission dated April 16, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 16, 2004

GLOBAL CROSSING LIMITED

By:	/s/ Daniel O’Brien
Name:	Daniel O’Brien
Title:	Executive Vice President and Chief Financial Officer